Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-206057

Prospectus Supplement No. 1

(To Prospectus dated March 30, 2016)

Shares of Common Stock

This prospectus supplement supplements the prospectus dated March 30, 2016, relating to the resale, from time to time, by the selling stockholders identified therein of up to 7,186,757 shares of our common stock.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 12, 2016.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

See the “Risk Factors” section of the accompanying prospectus on page 5, and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 12, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 11, 2016

ContraFect Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36577	39-2072586
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28 Wells Avenue, Third Floor
Yonkers, New York		10701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 207-2300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 11, 2016, Daniel E. Couto provided notice of his decision to resign from his position as Senior Vice President of Manufacturing and Facilities Operations of ContraFect Corporation, effective April 22, 2016. Mr. Couto will be pursuing another opportunity with Vedanta Biosciences in connection with his family’s relocation to Massachusetts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONTRAFECT CORPORATION

Date: April 11, 2016	By:	/s/ Natalie Bogdanos
Name: Natalie Bogdanos
Title: General Counsel & Corporate Secretary